Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Bill Bonello – 336-436-7732
Burlington, NC 27215	Company Information: www.labcorp.com

Telephone: (336) 584-5171

LabCorp is the First National Commercial Lab

to Offer Roche’s COBAS® AmpliPrep/COBAS® TaqMan® HCV Test

Burlington, NC, February 12, 2009 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announces that it is the first national clinical laboratory to offer HCV PCR testing using a newly FDA approved assay, the Roche COBAS® AmpliPrep/COBAS® TaqMan® HCV Test. This assay is intended to be used as an aid in managing HCV-infected individuals undergoing antiviral therapy. The assay can reliably measure HCV RNA levels at baseline and at the medical decision time points during treatment predicting response to HCV therapy. Current guidelines and product information for the FDA-approved peginterferons support the importance of measuring HCV RNA levels prior to treatment at baseline, at intervals during treatment to assess antiviral response, and after treatment is completed to assess the efficacy of the treatment.

Since the goal of HCV therapy is to achieve HCV RNA undetectable, and a favorable response to treatment is considered as a 2 log (base 10) drop in viral load within 12 weeks upon initiation of treatment, it is important that viral Nucleic Acid monitoring assays provide a high level of sensitivity and a broad reportable range. The Roche COBAS® AmpliPrep/COBAS® TaqMan® HCV Test measures HCV RNA levels as low as 43 international units (IU) per mL, and can detect as positive more than 95% of samples containing as few as 13.9 IU/mL (in plasma) and 10.5 IU/ml (in serum) and as high as 69,000,000 IU/mL in a single specimen.

“Therapeutic decisions are influenced by both pre- and post-treatment HCV viral loads. The Roche COBAS® AmpliPrep/COBAS® TaqMan® HCV Test can measure HCV RNA levels from 43 to 69 million IU/mL,” said Andrew Conrad, Ph.D., Chief Scientist of LabCorp. “I am pleased that LabCorp’s leading position in hepatitis testing allows us to be the first laboratory to make this enhanced test available.”

“An FDA approved NAT test has long been the standard for managing patients with HIV and we are pleased to bring that high level of standardized viral load measurement to Hepatitis C treatment,” said Whitney Green, Senior Vice President of Commercial Operations, US Molecular Diagnostics at Roche Diagnostics. “This new Roche Real-Time PCR test enables laboratories to deliver reliable healthcare information with ease, aiding physicians in the management of patient response to treatment.”

About LabCorp®

Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.5 billion in 2008, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2007, and subsequent SEC filings, and will be available in the Company’s Form 10-K for year ended December 31, 2008, when filed.

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